SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) May 21, 2009

CARBON CREDITS INTERNATIONAL, INC.

(Exact name or registrant as specified in its charter)

Nevada	333-153398	26-1240905
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2300 E. Sahara Avenue, Suite 800, Las Vegas, Nevada USA 89102

(Address of Principal Executive Offices, Including Zip Code)

(888) 579-7771

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 21, 2009, we entered into an exclusive worldwide distribution agreement ( the “Agreement”) with Carbon Reducer Industries, Ltd. (“CRIL”) of Bangkok, Thailand to market and distribute CRIL’s proprietary next generation energy saving solutions for large energy consuming customers (“CRIL Solutions”). The Agreement provides for the Company to pay to CRIL a licensing fee of 6,000,000 shares of the Company’s common restricted stock. Further, the Company shall pay CRIL a commission of 15% of all gross sales proceeds derived from the commercial exploitation of the CRIL Solutions. The term of the agreement is in perpetuity, and our exclusivity remains in force so long as we meet a minimum sale requirement of $2,000,000 during any 12 month period from the date of the Agreement.  If we fail to meet the minimum sale requirement of $2,000,000 in any 12 month period from the date of the Agreement, CRIL shall have the right to convert the Agreement to a non-exclusive agreement upon a 60 day written notice. The Agreement further provides that we shall purchase or lease CRIL Solutions from CRIL upon a mutually acceptable pricing or leasing schedule for each of the CRIL Solutions to be provided by CRIL upon the execution of this Agreement.  We shall receive any and all  gross proceeds received or generated from any such sales, leasing, sub-licensing or commercial exploitation of the CRIL Solutions.

Item 9.01 Financial Statements and Exhibits

a) Financial Statements

None

b) Exhibits

10.1  Exclusive Distribution Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBON CREDITS INTERNATIONAL, INC.

Date: 5/25/2009	By:	/s/ Hans J. Schulte
Hans J. Schulte
Title: Principal Executive Officer